Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-to-Date December
	2020	2019	Change	2020	2019	Change
Earnings Per Share–
As Reported[1] (See Notes)	$0.37	$0.42	$(0.05)	$2.95	$4.53	$(1.58)

Significant Factors:
Traditional Electric Operating Companies			$0.09			$(0.05)
Southern Power			—			(0.10)
Southern Company Gas			(0.01)			0.01
Parent Company and Other			(0.13)			(1.41)
Increase in Shares			—			(0.03)
Total–As Reported			$(0.05)			$(1.58)

	Three Months Ended December			Year-to-Date December
Non-GAAP Financial Measures	2020	2019	Change	2020	2019	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.47	$0.27	$0.20	$3.25	$3.11	$0.14

Total–As Reported			$(0.05)			$(1.58)
Less:
Acquisition and Disposition Impacts[2]			(0.07)			(1.33)
Estimated Loss on Plants Under Construction[3]			(0.11)			(0.20)
Wholesale Gas Services[4]			(0.04)			(0.15)
Asset Impairments[5]			(0.01)			(0.02)
Loss on Extinguishment of Debt[6]			$(0.02)			$(0.02)
Total–Excluding Items			$0.20			$0.14
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.36 and $2.93 for the three and twelve months ended December 31, 2020, respectively, and $0.42 and $4.50 for the three and twelve months ended December 31, 2019, respectively.
(2)Earnings for the three and twelve months ended December 31, 2020 primarily include a $22 million pre-tax ($16 million after-tax) gain on the sale of Southern Company Gas' natural gas storage facility in Louisiana. Earnings for the twelve months ended December 31, 2020 also include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Earnings for the three months ended December 31, 2019 include: (i) a $70 million pre-tax ($102 million after-tax) increase in the gain on the sale of Gulf Power Company; (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the sale of Pivotal LNG and Atlantic Coast Pipeline; and (iii) a net $7 million pre-tax reduction to earnings (net $2 million after-tax increase to earnings) of other acquisition and disposition impacts. Earnings for the twelve months ended December 31, 2019 include: (i) a $2.6 billion pre-tax ($1.4 billion after-tax) gain on the sale of Gulf Power Company; (ii) a $23 million pre-tax ($88 million after-tax) gain on the sale of Southern Power Company's Plant Nacogdoches; and (iii) $18 million pre tax ($11 million after tax) of other acquisition and disposition impacts, partially offset by: (i) a $58 million pre-tax ($52 million after-tax) net loss, including impairment charges, associated with the sales of PowerSecure, Inc.'s utility infrastructure services and lighting businesses and (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the sale of Pivotal LNG and Atlantic Coast Pipeline.
(3)Earnings for the three and twelve months ended December 31, 2020 include charges of $176 million pre tax ($131 million after tax) and $325 million pre tax ($242 million after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and twelve months ended December 31, 2020 and 2019 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(4)Earnings for the three and twelve months ended December 31, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(5)Earnings for the three and twelve months ended December 31, 2020 include impairment charges related to two leveraged leases. Earnings for the twelve months ended December 31, 2019 include a pre-tax impairment charge of $91 million ($69 million after tax) associated with a natural gas storage facility in Louisiana and earnings for the three months ended December 31, 2019 include an adjustment of $(1) million ($4 million after tax) of this impairment charge. Additionally, earnings for the three and twelve months ended December 31, 2019 include a pre-tax impairment charge of $17 million ($13 million after tax) related to a leveraged lease. Further charges associated with this natural gas storage facility and these leveraged leases are not expected.
(6)Earnings for the three and twelve months ended December 31, 2020 include costs associated with the extinguishment of debt at Southern Company. Further costs may occur; however, the amount and timing of any such costs are uncertain.